Exhibit 10.2

AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT

This Amended and Restated Transition Services Agreement (this “Agreement”) is dated as of June 30, 2015 (the “Effective Date”) by and between Glaukos Corporation, a Delaware corporation (“Glaukos”), and DOSE Medical Corporation, a Delaware corporation (“DOSE”), with reference to the following facts:

A.            Glaukos and DOSE are parties to that certain Transition Services Agreement, dated as of March 30, 2010, as amended by those certain letter agreements dated March 31, 2011, March 31, 2012, July 19, 2012, and March 6, 2015 (collectively, the “Original Agreement”) pursuant to which Glaukos provides certain services to DOSE.

B.            Glaukos and DOSE now wish to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Agreement is hereby amended and restated to read, and the parties hereto agree, as follows:

1.             Provision of Services.

1.1          Services Provided.  During the Term, Glaukos hereby agrees to provide to DOSE the services specified on Exhibit A attached hereto (the “Services”), at such times as the parties may mutually agree upon.

1.2          Additional Services.  From time to time, DOSE may find it desirable to request, in addition to the Services set forth on Exhibit A, that certain other services be made available by Glaukos (hereinafter referred to as the “Other Services”).  Glaukos shall, in good faith, discuss such request and negotiate in good faith the terms of providing such Other Services including without limitation any increase in the amount of the monthly Fee payable by DOSE pursuant to Section 2.  The provision, if at all, of any Other Services shall be on the terms and conditions agreed upon in writing between Glaukos and DOSE.  Exhibit A shall be amended from time to time to include any Other Services (and the terms and conditions on which they will be provided) agreed to in writing by DOSE and Glaukos.  For the sake of clarity, any such Other Services agreed to and included on Exhibit A, as amended, shall constitute “Services” hereunder.

1.3          Rent Payable Under Sublease.  Glaukos and DOSE are parties to that certain Sublease, dated October 15, 2012, pursuant to which Glaukos sublets to DOSE a portion of the property leased by Glaukos and commonly known as 26051 Merit Circle, Suites 103, 104 and 105, Laguna Hills, California (the “Sublease”).  Glaukos and DOSE anticipate that following the date hereof, DOSE will only be using a small portion of the space sublet to DOSE pursuant to the Sublease (the “DOSE Space”) and Glaukos and DOSE therefore agree that until such time as DOSE begins to use more of the DOSE Space, DOSE will pay to Glaukos rent in the amount of $1,500 per month, rather than the Rent (as defined in the Sublease) provided for in the Sublease.  At such time, if any, as DOSE elects to use more of the DOSE Space, Glaukos and DOSE shall discuss and negotiate in good faith the amount of rent that will be paid by DOSE based upon the amount of the DOSE Space to be used by DOSE.  The agreement of the parties set forth in this Section 1.3 with respect to the amount of rent to be paid by DOSE, shall not affect or modify any of the other terms or provisions of the Sublease, all of which shall remain in full-force and effect.

1.4          Cancellation.  DOSE may cancel any Service that it is receiving from Glaukos by providing at least ten (10) days prior Notice to Glaukos of its decision to cancel such Service.  Upon any such cancellation, the parties shall negotiate in good faith whether to reduce the amount of the monthly Fee payable by DOSE pursuant to Section 2 in light of such cancelled Services.

2.             Fee.  In consideration of the Services, DOSE shall pay to Glaukos a monthly fee of $4,500.00 no later than ten (10) days after the end of each month in which Glaukos provided any Services under this Agreement.

3.             Term and Termination.  The term of this Agreement shall be for the period commencing on the Effective Date and continuing through and including June 30, 2018 (the “Term”); provided, however, that this Agreement may be earlier terminated (a) by DOSE upon not less than sixty (60) days’ prior written notice to Glaukos, (b) by Glaukos upon not less than one hundred eighty (180) days’ prior written notice to DOSE or (c) by mutual agreement of Glaukos and DOSE.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

4.             Direction of Employees; No Agency.  Notwithstanding anything herein to the contrary, Glaukos’ employees providing Services hereunder shall at all times be and remain employees of Glaukos in their performance of Services.  Glaukos shall be responsible for directing and supervising the activities of such employees in their performance of the Services, subject to the directions of DOSE to Glaukos which such directions to be consistent with the terms of this Agreement.  Glaukos shall be solely responsible for the payment of all wages, bonuses, commissions, benefits and any other direct or indirect compensation for their personnel, including those personnel involved in the delivery of the Services, as well as be responsible for their insurance costs and expenses.  This Agreement shall not create a joint venture, partnership, employment, or agency relationship between Glaukos and DOSE, nor shall any party hereto (and its respective affiliates) have the authority to bind any other party hereto in any respect, except as otherwise provided herein.  In its provisions of the Services hereunder, Glaukos shall act under this Agreement solely as an independent contractor and not as an agent of DOSE.

5.             No Representations or Warranties.  All Services will be provided by Glaukos “as is” with no warranties or representations of any kind whatsoever, express or implied, whether arising under law, equity, custom, usage or otherwise, including without limitation any implied warranties of merchantability and any warranty that the Services are fit for any particular purpose.

6.             Indemnification.  DOSE hereby agrees to indemnify and hold Glaukos and its directors, officers, employees, Affiliates, stockholders, agents and assigns harmless from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or out-of-pocket expenses and costs and expenses of investigation, arising out of or resulting from Glaukos’ performance or nonperformance of the Services hereunder except for gross negligence or willful misconduct of Glaukos.

7.             Confidentiality.

7.1          Use of Confidential Information.  From time to time prior to the commencement of and during the Term, each party hereto has disclosed or may disclose its confidential information (e.g., information regarding a disclosing party’s business and operations, research and development activities, pre-clinical and clinical data, regulatory strategies and submissions, products, customers, employees, financial results, contractual relationships, etc.) to the other party.  In addition each party may, from time to time during the Term, obtain or have access to the other party’s confidential information.  As used herein, the term “confidential information” does not include information that (i) is in or comes into the public domain through no fault of the receiving party or any of its affiliates or their representatives, or (ii) is lawfully acquired without confidentiality obligations to the disclosing party from sources having the right to make such disclosure or (iii) was developed independently by the receiving party without use of any confidential information of the disclosing party.  Each party shall maintain (and cause its affiliates and subcontractors to maintain) the confidentiality of the other party’s confidential information and not to use or disclose such confidential information except as required to perform its obligations in accordance with this Agreement or as permitted hereby or by the disclosing party in writing.  If compelled to disclose any confidential information by judicial or administrative process or by requirement of law, the receiving party shall promptly notify the disclosing party in writing and, if legal protection is not obtained, may disclose only that portion of such information that is legally required to be disclosed as advised by counsel; provided that the receiving party shall exercise commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Because of the unique nature of the confidential information, the parties understand and agree that the disclosing party will suffer irreparable harm in the event that a party which receives such disclosing party’s confidential information fails to comply with any of its obligations hereunder and that monetary damages will be inadequate to compensate disclosing party for such breach.  Accordingly, each party agrees that the disclosing party shall, in addition to any other remedies available to it at law or in equity, be entitled to seek injunctive relief to enforce the terms hereof.

7.2          Return of Confidential Information.  Upon termination of this Agreement, unless a party has a continuing right to use such confidential information pursuant to a license granted hereunder, upon request of the other party, each of the parties hereto agrees to return to the other all such confidential information of the other, or, at its option destroy such confidential information and, thereafter, certify immediately to the disclosing party that all such confidential information has been returned or destroyed.

8.             Ownership of New Technology.

8.1  New Technology.

(a)           Except as provided in Section 8.2 below, any and all (i) inventions (whether or not reduced to practice and whether or not patentable), (ii) works of authorship, (iii) trade secrets, know-how, confidential information (including but not limited to confidential ideas, research and development, technology, discoveries, methods, formulas, compositions, manufacturing processes, designs, specifications, clinical trial protocols, statistical analyses and other regulatory information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all other proprietary information and data (including but not limited to technical and safety, efficacy and other clinical data) conceived, developed or reduced to practice by Glaukos or DOSE, either jointly or individually, in whole or in part, during the period beginning on July 10, 2014 and ending upon the expiration of the Term (collectively, “New Technology”) shall be owned by (i) DOSE to the extent such New Technology is within the Dose Field of Use as defined in the Amended and Restated Patent License Agreement dated as of June 30, 2015, between Glaukos and DOSE, as the same may be amended from time to time (the “Glaukos/DOSE License Agreement”), and (ii) Glaukos to the extent such New Technology is outside the Dose Field of Use.

(b)           Each party shall disclose to the other party any New Technology promptly after it has been conceived, developed or reduced to practice.  For purposes of this Section 8, all determinations of inventorship shall be made in accordance with United States patent law.  For no additional consideration, each party (the “Assignor”) hereby assigns to the applicable other party (the “Assignee”) all of the Assignor’s right, title and interest, worldwide, in and to any New Technology (including without limitation all intellectual property rights associated therewith and all copies and tangible embodiments thereof, in whatever form or medium) consistent with the ownership allocation described above so that sole and exclusive ownership therein resides in DOSE to the extent such New Technology is within the Dose Field of Use and in Glaukos to the extent such New Technology is outside the Dose Field of Use.  Each applicable Assignor shall, at the applicable Assignee’s request and expense, execute documents and perform such acts as such Assignee may deem necessary, to confirm in such Assignee, all right, title and interest throughout the world, in and to any New Technology consistent with the ownership allocation set forth herein (including all patents, trademarks copyrights and other applicable statutory protections thereon), and to enable and assist Assignee in procuring, maintaining, enforcing and defending patents, trademarks, copyrights and other statutory protections throughout the world in and to any such New Technology.  Each party shall cause each of its employees, contractors and consultants to execute and deliver an agreement assigning all of their respective right, title and interest in and to any New Technology consistent with the above ownership allocation so that sole and exclusive ownership therein resides in DOSE to the extent such New Technology is within the Dose Field of Use and in Glaukos to the extent such New Technology is outside the Dose Field of Use.

8.2          Exceptions.  Notwithstanding Section 8.1:

(a)           By way of clarification and for the avoidance of doubt, the term “New Technology” shall not include any invention that is the subject of any patent or patent application included within the definitions of “Dose Licensed Patents”, “Glaukos Group 1 Licensed Patents” or “Glaukos Group 2 Licensed Patents” as such terms are defined in the Glaukos/Dose License Agreement or within the definition of “Assets” as such term is defined in the Asset Purchase Agreement, dated as of July 10, 2014, between Glaukos and DOSE.

(b)           Any New Technology to the extent it relates to (i) a delivery device for a Glaukos product (irrespective of whether such delivery device can also be used or modified to deliver a DOSE product); (ii) a visualization device or method (e.g., for targeted placement of an implant); (iii) an introducer or corneal penetration device (whether apart from or part of a delivery device); or (iv) a device or method for accessing in an ab interno manner the suprachoroidal space or the supraciliary space (for example, an integrated spatula or a method of “teasing of ciliary”) shall be owned by the party conceiving, developing or reducing to practice such New Technology, provided that, the party owning such New Technology hereby grants to the other parties a non-exclusive, irrevocable, perpetual, fully paid-up, worldwide license, with the right to sublicense, to use such New Technology (including without limitation the right to copy and create derivative works) to make, have made, use, import, offer for sale, sell and otherwise develop and commercialize any and all products, and to practice any and all inventions, within the Glaukos Field of Use (as defined in the Glaukos/DOSE License Agreement) if such other party is Glaukos and within the Dose Field of Use if such other party is DOSE.

9.             Miscellaneous.

9.1          Binding Effect.  This Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

9.2          Captions.  Section titles, captions and headings contained herein are inserted as a matter of convenience and are for reference only and they do not define, limit, extend or describe the scope of this Agreement or any provision hereof.

9.3          Notices.  All notices, requests, demands, claims and other communications hereunder (“Notices”) shall be in writing.  Any Notice hereunder shall be deemed duly given (i) upon receipt if delivered in person; (ii) on the date delivered by Federal Express, UPS, DHL or similar international courier service as established by the sender by evidence obtained from the courier; (iii) upon transmission by facsimile, provided an electronic acknowledgement of receipt is generated; or (iv) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; in each case addressed to the intended recipient as set forth below (or to such other address or facsimile number as the intended recipient may request by way of an appropriate Notice given in accordance with this Section):

If to DOSE:	If to Glaukos:

DOSE Medical Corporation	Glaukos Corporation
26051 Merit Circle, Suite 105	26051 Merit Circle, Suite 103
Laguna Hills, CA 92653	Laguna Hills, CA 92653
Facsimile No.: 949-367-9984	Facsimile No.: 949-367-9984

9.4          Waiver.  The waiver by either party of any breach by the other party of any of the representations, warranties, promises and/or covenants contained herein shall not prevent the subsequent enforcement of any such representation, warranty, promise and/or covenant as to any aspect which has not been waived, nor shall it be deemed a waiver of any subsequent breach thereof.  No waiver of any breach or violation hereof shall be implied from forbearance or failure by a party to take action thereon.

9.5          Assignment.  During the Term, neither party shall assign this Agreement or any right, interest or benefit under this Agreement, nor delegate any of its duties or obligations hereunder, without the prior written consent of the other party.  For the avoidance of doubt, after the Term, each of Glaukos and DOSE shall have the right to assign in whole or in part its rights, obligations and licenses under this Agreement.  Except as permitted by the foregoing, any attempted assignment or delegation shall be null, void, and of no effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

9.6          Entire Agreement.  This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto regarding the subject matter hereof and no terms, conditions or provisions other than those expressly contained herein shall be deemed to be part of this Agreement.  This Agreement supersedes any prior agreements (oral or written) between the parties. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.  Without limiting the foregoing, in the event of any conflict between Section 10 of the Employee Leasing Agreement dated March 30, 2010, between Glaukos and DOSE, as amended by those certain letter agreements dated March 31, 2011, March 31, 2012, July 19, 2012 and March 6, 2015 (the “Employee Leasing Agreement”) and Section 8 of this Agreement, then notwithstanding anything in the Employee Leasing Agreement to the contrary, Section 8 of this Agreement shall control.

9.7          Amendments.  Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by both parties.

9.8          Attorneys’ Fees.  In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys’ fees incurred, including such costs and attorneys’ fees incurred in enforcing and collecting any judgment.

9.9          Cumulative Remedies.  The remedies set forth in this Agreement are cumulative and shall be in addition to any and all other remedies available at law or in equity.

9.10        Further Assurances.  The parties, without further consideration of any kind, shall each execute and deliver, or cause to be executed and delivered, such other instruments, and take, or cause to be taken, such other action, as shall reasonably be requested by the other party hereto to more effectively carry out the terms and provisions of this Agreement.

9.11        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12        Survival.  The provisions of Sections 4, 6, 7, 8 and 9 shall survive the termination of this Agreement.

9.13        Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

9.14        Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.

GLAUKOS CORPORATION

By:	/s/ THOMAS W. BURNS
Thomas W. Burns
Its:	President & CEO

DOSE MEDICAL CORPORATION

By:	/s/ RICHARD L. HARRISON
Richard L. Harrison
Its:	Chief Financial Officer

EXHIBIT A

Services

1.             Services

•                  Accounting, administrative, legal, human resources and financial services

•                  General ledger accounting services, including but not limited to:

•                  bookkeeping

•                  month-end closing

•                  Cash management

•                  Accounts payable management and bill paying

•                  Payroll and benefits administrative services

2.             IT Support

3.             Limited Engineering Support